Exhibit 99 (a)

NASD: BOKF

For Further Information Contact:
Steven Nell             Andrea Myers
Chief Financial Officer     Corporate Communications
(918) 588-6752         (918) 594-7794

BOK Financial Reports Quarterly Earnings of $87 Million
Mortgage Banking Revenue Drives Results; Company Declares Special Dividend

TULSA, Okla. (Wednesday, October 31, 2012) - BOK Financial Corporation reported net income of $87.4 million or $1.27 per diluted share for the third quarter of 2012, compared to net income of $97.6 million or $1.43 per diluted share for the second quarter of 2012 and net income of $85.1 million or $1.24 per diluted share for the third quarter of 2011. A gain on the sale of common stock received in settlement of a defaulted loan and a negative provision for credit losses increased net income by $14 million or $0.21 per diluted share in the second quarter of 2012.
Net income for the nine months ended September 30, 2012 totaled $268.6 million or $3.92 per diluted share compared to $218.9 million or $3.19 per diluted share for the nine months ended September 30, 2011.
“BOK Financial's strong financial results for the third quarter continue to reflect the strength of our diversified revenue business model,” said President and CEO Stan Lybarger. “The prolonged low interest rate environment has enabled our mortgage banking professionals to assist a record number of customers in the purchase or refinance of their home. We experienced strong commercial loan growth and continued growth in our deposit base. We are also very pleased to welcome The Milestone Group to BOK Financial. The Milestone Group is a Denver-based registered investment adviser which provides wealth management services to high net worth clients in Colorado and Nebraska."
Highlights of third quarter of 2012 included:

•
Net interest revenue totaled $176.0 million for the third quarter of 2012 compared to $181.4 million for the second quarter of 2012. Net interest margin was 3.12% for the third quarter of 2012 and 3.30% for the second quarter of 2012. The yield on our securities portfolio continued to decline as cash flows are reinvested at lower rates. In addition, net interest revenue for the second quarter of 2012 included $2.9 million from the full recovery of a nonaccruing commercial loan. Excluding this recovery, net interest margin for the second quarter was 3.25%.

•
Fees and commissions revenue totaled $166.3 million, up $11.9 million or 8% over the second quarter of 2012. Mortgage banking revenue increased $10.7 million due to record mortgage loan production volumes and improved pricing of loans sold.

•
Operating expenses, excluding changes in the fair value of mortgage servicing rights, totaled $212.8 million, up $1.2 million or less than 1% over the previous quarter. Personnel expense increased $478 thousand. Non-personnel expense increased $725 thousand.

•
No provision for credit losses was recorded in the third quarter of 2012 compared to an $8.0 million negative provision for credit losses in the second quarter of 2012. Net charge-offs totaled $5.7 million or 0.19% of average loans on an annualized basis in the third quarter of 2012 compared to net charge-offs of $4.8 million or 0.17% of average loans on an annualized basis in the second quarter of 2012. Gross charge-offs continue to decline, down $2.6 million from the previous quarter. Third quarter recoveries were reduced by $7.1 million due to the refund of a settlement between BOK Financial and the City of Tulsa.

•
The combined allowance for credit losses totaled $236 million or 1.99% of outstanding loans at September 30, 2012 compared to $241 million or 2.09% of outstanding loans at June 30, 2012. Nonperforming assets totaled $264 million or 2.21% of outstanding loans and repossessed assets at September 30, 2012 and $279 million or 2.38% of outstanding loans and repossessed assets at June 30, 2012.

•
Outstanding loan balances were $11.8 billion at September 30, 2012, up $256 million over the prior quarter. Commercial loan balances grew by $221 million or 13% on an annualized basis over June 30, 2012. Commercial real estate loans grew by $39 million and residential mortgage loans grew by $14 million, partially offset by an $18 million decrease in consumer loans.

•
Available for sale securities grew by $1.1 billion during the third quarter to $11.5 billion at September 30, 2012. The Company increased its holdings of short-duration U.S. government guaranteed residential mortgage-backed securities during the third quarter.

•
Period end deposits totaled $19.1 billion at September 30, 2012 compared to $18.4 billion at June 30, 2012. Interest-bearing transaction accounts increased $451 million and demand deposit accounts increased $408 million, partially offset by an $86 million decrease in time deposits.

•
Tangible common equity ratio was 9.67% at September 30, 2012 and 10.07% at June 30, 2012. The tangible common equity ratio is a non-GAAP measure of capital strength used by the Company and investors based on shareholders' equity minus intangible assets and equity that does not benefit common shareholders. The Company and its subsidiary bank continue to exceed the regulatory definition of well capitalized. The Company's Tier 1 capital ratios, as defined by banking regulations, were 13.21% at September 30, 2012 and 13.62% at June 30, 2012.

•
The Company paid a cash dividend of $26 million or $0.38 per common share during the third quarter of 2012. On October 30, 2012, the board of directors approved a quarterly cash dividend of $0.38 per common share payable on or about November 30, 2012 to shareholders of record as of November 16, 2012.

•	On October 30, 2012, the board of directors also approved a special cash dividend of $1.00 per common share payable on or about November 30, 2012 to shareholders of record as of November 16, 2012.

Net Interest Revenue
Net interest revenue decreased $5.3 million compared to the second quarter of 2012. Net interest margin was 3.12% for the third quarter of 2012 compared to 3.30% for the second quarter of 2012. Net interest revenue for the second quarter included $2.9 million from the full recovery of a nonaccruing commercial loan. Excluding this interest recovery, net interest margin was 3.25% for the second quarter of 2012.
The yield on average earning assets decreased 22 basis points compared to the prior quarter. The available for sale securities portfolio yield decreased 16 basis points to 2.38% due primarily to the continued reinvestment of cash flows from the portfolio at lower current rates. The loan portfolio yield decreased by 15 basis points to 4.33%, excluding the impact of the previously noted interest recovery in the second quarter. The loan yield decrease was largely due to renewals of maturing fixed-rate loans at current lower rates and narrowing credit spreads in this prolonged low interest rate environment, and a reduction in fees recognized when loans prepay. The cost of interest-bearing liabilities decreased 4 basis points from the previous quarter to 0.52%. The average rate of interest paid on subordinated debentures decreased to 2.79% in the third quarter of 2012 compared to 3.95% in the second quarter of 2012. The interest rate on $233 million of these subordinated debentures converted from a fixed interest rate of 5.75% to a floating interest rate based on LIBOR plus 0.69% during the second quarter.
Average earning assets increased $1.2 billion during the third quarter of 2012. The average balance of the available for sale securities portfolio increased $967 million over the second quarter of 2012 due primarily to growth in residential and commercial mortgage-backed securities issued by U.S. government agencies. Average outstanding loans increased $125 million due primarily to a $140 million increase in commercial loan balances. The average balance of residential mortgage loans held for sale increased $73 million over the second quarter of 2012 due to increased origination volumes.
Average deposits increased $325 million over the previous quarter. Demand deposit balances were up $440 million. Time deposit account balances decreased $63 million and interest-bearing transaction account balances decreased $60 million. In addition, average balances of borrowed funds decreased $34 million compared to the second quarter of 2012.
Fees and Commissions Revenue
Fees and commissions revenue totaled $166.3 million, up $11.9 million over the second quarter of 2012 due primarily to a $10.7 million increase in mortgage banking revenue.
Growth in mortgage banking revenue was due to record mortgage loan production volumes and improved pricing of loans sold. Residential mortgage loans funded for sale totaled $1.0 billion for the third quarter of 2012, up $205 million or 24% over the previous quarter. Refinanced mortgage loans were 61% of loans originated for sale in the third quarter of 2012 compared to 51% of the loans originated for sale in the second quarter of 2012. Growth in mortgage loan production volume was stimulated by continued low primary mortgage interest rates and government programs that encourage refinancing. In addition to growth in loans funded, outstanding mortgage loan commitments at September 30, 2012 were up $60 million or 15% over June 30, 2012. Mortgage banking revenue also increased due to improved pricing of loans sold which resulted from government actions to reduce secondary market interest rates. Average secondary market rates for the third quarter of 2012 decreased nearly 50 basis points compared to the previous quarter.

Other sources of fees and commissions revenue were up modestly over the previous quarter. Transaction card revenue increased $1.0 million due primarily to an increase in the number of transactions processed by our TransFund electronic funds transfer network and for merchant services clients. Brokerage and trading revenue was down $1.3 million. Growth in securities trading and customer hedging revenue was partially offset by decreased retail brokerage and investment banking fees. Securities trading revenue increased $2.9 million. Excluding the impact of a $2.9 million recovery of derivative contract losses from the 2008 Lehman Brothers bankruptcy during the second quarter of 2012, customer hedging revenue increased $673 thousand. Retail brokerage revenue decreased $1.4 million and investment banking revenues decreased $577 thousand. Trust fees and commissions revenue and deposit service charges and fees were largely unchanged compared to the second quarter of 2012.
Operating Expenses
Total operating expenses were $222.3 million for the third quarter of 2012 compared to $223.0 million for the second quarter of 2012. Excluding changes in the fair value of mortgage servicing rights, operating expenses totaled $212.8 million, up $1.2 million over the second quarter of 2012.
Personnel costs increased $478 thousand over the second quarter of 2012. Regular compensation expense was up $1.5 million primarily due to increases in personnel headcount. Incentive compensation expense decreased $1.3 million. Stock-based incentive compensation expense decreased $4.1 million primarily due to the timing of accruals for the BOK Financial Corporation True-Up Plan, which provides incentive compensation for certain senior executives based on earnings per share performance and compensation of comparable senior executives at peer banks. Cash-based incentive compensation, which rewards employees as they generate business opportunities for the Company by growing loans, deposits, customer relationships or other measurable metrics, increased $2.8 million.
Non-personnel expense increased $725 thousand over the second quarter of 2012. Data processing and communications expense increased $1.2 million primarily due to impairment charges on two discontinued software projects. Net losses and operating expenses on repossessed properties were down $206 thousand compared to the second quarter of 2012. All other expenses were down $291 thousand from the second quarter of 2012.
Loans, Deposits and Capital
Loans
Outstanding loans at September 30, 2012 were $11.8 billion, up $256 million over June 30, 2012. Growth in commercial, commercial real estate and residential mortgage loans was partially offset by a decrease in consumer loans.
Outstanding commercial loan balances grew by $221 million or 13% on an annualized basis over June 30, 2012. Outstanding balances were up in most geographic markets, including $115 million in Texas, $43 million in Oklahoma, $31 million in Kansas/Missouri and $22 million in Arizona. Energy sector loans increased $155 million, growing primarily in the Texas and Colorado markets. Wholesale/retail sector loans increased $119 million primarily in the Oklahoma and Texas markets. Service sector loans were down $40 million compared to June 30, 2012 primarily in the Oklahoma market and other commercial and industrial sector loans decreased $39 million primarily in the Texas market. Unfunded energy loan commitments increased $76 million during the third quarter to $2.2 billion. All other unfunded commercial loan commitments totaled $3.2 billion at September 30, 2012, up slightly from June 30, 2012.

Commercial real estate loans were up $39 million over June 30, 2012. Loans secured by multifamily residential properties increased $36 million primarily related to loans in the Texas market. Loans secured by retail facilities grew by $33 million primarily related to loans in the Oklahoma market. Loans secured by office buildings were up $22 million primarily in the Oklahoma and Texas markets. Growth in these loan classes was partially offset by a $44 million decrease in loans secured by industrial properties, primarily in the Texas and Oklahoma markets. Unfunded commercial real estate loan commitments totaled $574 million at September 30, 2012, up $40 million over June 30, 2012.
Residential mortgage loans increased $14 million over June 30, 2012. Home equity loans increased $19 million. Growth was primarily in first-lien, fully amortizing home equity loans. Non-guaranteed permanent mortgage loans decreased $6.9 million and permanent mortgage loans guaranteed by U.S. government agencies increased $1.3 million.
Consumer loans decreased $18 million from June 30, 2012, primarily due to continued runoff of indirect automobile loans related to the previously announced decision to curtail that business in favor of a customer-focused direct approach to consumer lending. Approximately $47 million of indirect automobile loans remain outstanding at September 30, 2012.
Deposits
Deposits totaled $19.1 billion at September 30, 2012 compared to $18.4 billion at June 30, 2012. Demand deposit balances increased $408 million. Interest-bearing transaction account balances increased $451 million and time deposits decreased $86 million. Among the lines of business, commercial deposits increased $623 million, wealth management deposits increased $210 million and consumer deposits increased $17 million. Commercial and industrial, treasury services, commercial real estate, energy and small business customer account balances all increased over the prior quarter. Commercial customers continue to maintain high account balances due to continued economic uncertainty and persistently low yields available on high quality investment alternatives.
The Dodd-Frank Wall Street Reform and Consumer Protection Act temporarily provided unlimited deposit insurance coverage for noninterest-bearing transaction accounts at all FDIC-insured institutions. Although an extension is currently being considered, this temporary program is set to expire on December 31, 2012. Upon expiration, noninterest-bearing transaction accounts will be insured only up to $250,000. The impact of the expiration of this temporary program is uncertain, but could result in a decrease in average demand deposit balances held by customers.
Capital
The Company and its subsidiary bank exceeded the regulatory definition of well capitalized at September 30, 2012. The Company's Tier 1 capital ratio was 13.21% at September 30, 2012 and 13.62% at June 30, 2012. The total capital ratio was 15.71% at September 30, 2012 and 16.19% at June 30, 2012. In addition, the Company's tangible common equity ratio, a non-GAAP measure, was 9.67% at September 30, 2012 and 10.07% at June 30, 2012. Unrealized securities gains added 54 basis points to the tangible common equity ratio at September 30, 2012. The decrease in Tier 1, total and tangible common equity ratios was largely due to asset growth. In each case, capital used to calculate these ratios at September 30 exceeded June 30.
In June, banking regulators issued a Notice of Proposed Rulemaking that will incorporate Basel III capital changes for substantially all U.S. banking organizations. If adopted as proposed, these changes will establish a 7% threshold for the Tier 1 common equity ratio consisting of a minimum level plus a capital conservation buffer. BOK Financial's Tier 1 common equity ratio based on the existing Basel I standards was 13.01% as of September 30, 2012. Our estimated Tier 1 common equity ratio under a fully phased in Basel III framework is approximately 12.35%, nearly 535 basis points above the 7% regulatory threshold. This estimate is subject to interpretation of rules that are not yet final. Additionally, the proposed definition of Tier 1 common equity includes unrealized gains and losses on available for sale securities which will vary based on market conditions.
Credit Quality
Nonperforming assets decreased $15 million during the third quarter of 2012 to $264 million or 2.21% of outstanding loans and repossessed assets at September 30, 2012. Nonaccruing loans decreased $13 million and real estate and other repossessed assets decreased $1.6 million. Accruing renegotiated loans, largely consisting of residential mortgage loans guaranteed by U.S. government agencies, decreased $423 thousand.
During the third quarter of 2012, the Office of the Comptroller of the Currency issued interpretive guidance regarding accounting for and classification of retail loans to borrowers who have filed for Chapter 7 bankruptcy. This guidance states that these loans should be charged-down to collateral value and classified as nonaccruing and troubled debt restructurings, regardless of current payment status. Generally, we have been complying with this guidance by charging down such loans to collateral value within 60 days of being notified of the borrower's bankruptcy filing. Based on available information we do not expect implementation to significantly affect charge-offs or provision for credit losses. We estimate that nonaccruing loans and troubled debt restructuring may increase by $10 million to $15 million. At September 30, 2012, payments on approximately 89% of loans that may be classified as nonaccruing are current. We expect to implement this guidance in the fourth quarter.
Nonaccruing loans totaled $132 million or 1.11% of outstanding loans at September 30, 2012 and $144 million or 1.25% of outstanding loans at June 30, 2012. During the third quarter of 2012, $20 million of new nonaccruing loans were identified, offset by $18 million in payments received, $8.9 million in charge-offs and $7.0 million in foreclosures and repossessions.
Nonaccruing commercial loans decreased to $22 million or 0.30% of outstanding commercial loans at September 30, 2012 from $35 million or 0.49% of outstanding commercial loans at June 30, 2012. The decrease was due primarily to the repayment of a $9.5 million manufacturing sector loan in the Oklahoma market. The Company also received a $1.8 million partial recovery of amounts previously charged off on this loan. Nonaccruing commercial real estate loans decreased to $76 million or 3.50% of outstanding commercial real estate loans at September 30, 2012 from $80 million or 3.77% of outstanding commercial real estate loans at June 30, 2012. Nonaccruing commercial real estate loans consist primarily of land development and residential construction loans. Nonaccruing land development and residential construction loans totaled $38 million or 13.17% of all land development and construction loans at September 30, 2012, a decrease of $7.9 million from June 30, 2012.
Nonaccruing residential mortgage loans increased $6.5 million during the third quarter of 2012 to $29 million or 1.45% of outstanding residential mortgage loans. Principally all non-guaranteed residential mortgage loans past due 90 days or more are nonaccruing. Residential mortgage loans past due 30 to 89 days and still accruing interest, excluding loans guaranteed by U.S. government agencies, totaled $21 million at September 30, 2012 and $17 million at June 30, 2012.
The combined allowance for credit losses totaled $236 million or 1.99% of outstanding loans and

178.70% of nonaccruing loans at September 30, 2012. The allowance for loan losses was $234 million and the accrual for off-balance sheet credit losses was $1.9 million. Gross charge-offs continue to decrease, totaling $8.9 million for the third quarter, compared to $11.5 million for the previous quarter. Recoveries of $10.3 million during the third quarter were partially offset by the return of $7.1 million received from the City of Tulsa in 2008 to settle claims related to a defaulted loan. The settlement agreement between BOK Financial and the City of Tulsa was invalidated by the Oklahoma Supreme Court in 2011. Recoveries totaled $6.7 million for the second quarter of 2012. Net charge-offs totaled $5.7 million or 0.19% on an annualized basis for the third quarter of 2012 compared with net charge-offs of $4.8 million or 0.17% on an annualized basis for the second quarter of 2012.
After evaluating all credit factors, no provision for credit losses was necessary during the third quarter of 2012. The previously noted recovery refund was expected and had been accrued in prior periods. Net recoveries recorded during the quarter offset an increase in required reserves due to loan portfolio growth. Credit quality indicators and most economic factors are stable or improving in our primary markets.
Real estate and other repossessed assets totaled $104 million at September 30, 2012, primarily consisting of $40 million of 1-4 family residential properties (including $23 million guaranteed by U.S. government agencies), $29 million of developed commercial real estate properties, $21 million of undeveloped land and $12 million of residential land and land development properties. The distribution of real estate owned and other repossessed assets among various markets included $29 million attributed to Arizona, $20 million attributed to New Mexico, $19 million attributed to Texas and $14 million attributed to Oklahoma. Real estate and other repossessed assets decreased by $1.6 million during the third quarter of 2012. Additions of $41 million were partially offset by $38 million of sales. Additions included $23 million and sales included $21 million of 1-4 family residential properties guaranteed by U.S. government agencies. Write-downs and net losses on sales of real estate and other repossessed assets totaled $3.6 million.
The Company also has off-balance sheet credit risk related to residential mortgage loans sold prior to 2008 to U.S. government agencies under various community development programs with full recourse for the life of the loans. The outstanding principal balance of these loans decreased to $238 million at September 30, 2012 from $241 million at June 30, 2012. The loans are primarily to borrowers in our market areas, including $167 million in Oklahoma. At September 30, 2012, approximately 5% of these loans are nonperforming and 6% were past due 30 to 89 days. A separate accrual for credit risk of $18 million is available to absorb losses on these loans.
Securities and Derivatives
The fair value of the available for sale securities portfolio totaled $11.5 billion at September 30, 2012 and $10.4 billion at June 30, 2012. The increase came primarily in short-duration U.S. government agency residential mortgage-backed securities and U.S. government agency commercial mortgage-backed securities. At September 30, 2012, the available for sale portfolio consisted primarily of $10.7 billion of residential mortgage-backed securities fully backed by U.S. government agencies, $339 million of commercial mortgage-backed securities fully backed by U.S. government agencies, and $332 million privately issued by publicly owned financial institutions. Privately issued mortgage-backed securities included $208 million backed by Jumbo-A residential mortgage loans and $124 million backed by Alt-A residential mortgage loans. Net unamortized premiums are less than 1% of the securities portfolio amortized cost.
Net unrealized gains on available for sale securities totaled $281 million at September 30, 2012 and $242 million at June 30, 2012. Net unrealized gains on residential mortgage-backed securities issued by U.S.

government agencies increased $2.0 million during the second quarter to $274 million at September 30, 2012. Net unrealized losses on privately issued residential mortgage-backed securities totaled $5.3 million at September 30, 2012 and $36 million at June 30, 2012.
The amortized cost of privately issued residential mortgage-backed securities totaled $337 million at September 30, 2012, down $17 million since June 30, 2012. All of these securities are rated below investment grade by at least one nationally-recognized rating agency. The amortized cost of these securities was reduced during the third quarter of 2012 by $16 million of cash payments received and $1.1 million of credit-related impairment charges during the quarter.
In the third quarter of 2012, the Company recognized net gains of $8.0 million from sales of $209 million of available for sale securities. These securities were sold either because they had reached their expected maximum potential total return or to mitigate exposure to prepayment risk. Net gains from sales of available for sale securities totaled $20.5 million in the second quarter of 2012 and included a gain of $14.2 million from the sale of $26 million of stock received in settlement of a defaulted loan.
The Company also maintains a portfolio of residential mortgage-backed securities issued by U.S. government agencies and interest rate derivative contracts designated as an economic hedge of the changes in the fair value of our mortgage servicing rights. Residential mortgage interest rates decreased during the third quarter of 2012, causing prepayment speeds to increase and the value of our mortgage servicing rights to decrease by $9.6 million. This decrease was partially offset by a $6.1 million increase in the value of securities and interest rate derivative contracts held as an economic hedge.

About BOK Financial Corporation
BOK Financial is a $27 billion regional financial services company based in Tulsa, Oklahoma. The Company's stock is publicly traded on NASDAQ under the Global Select market listings (symbol: BOKF). BOK Financial's holdings include BOKF, NA, BOSC, Inc. and Cavanal Hill Investment Management, Inc. BOKF, NA operates the TransFund electronic funds network and seven banking divisions: Bank of Albuquerque, Bank of Arizona, Bank of Arkansas, Bank of Kansas City, Bank of Oklahoma, Bank of Texas and Colorado State Bank and Trust. Through its subsidiaries, the Company provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.
The Company will continue to evaluate critical assumptions and estimates, such as the adequacy of the allowance for credit losses and asset impairment as of September 30, 2012 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.
This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial, the financial services industry and the economy generally. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and nontraditional competitors, (6) changes in banking regulations, tax laws, prices, levies and assessments, (7) the impact of technological advances and (8) trends in consumer behavior as well as their ability to repay loans. BOK Financial and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

BALANCE SHEETS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands)

	September 30, 2012	June 30, 2012	September 30, 2011
ASSETS
Cash and due from banks	$596,590	$628,092	$953,688
Funds sold and resell agreements	18,904	11,171	19,193
Trading securities	204,242	149,317	109,659
Investment securities	432,114	412,479	452,652
Available for sale securities	11,506,434	10,395,415	9,619,631
Fair value option securities	331,887	325,177	672,191
Residential mortgage loans held for sale	325,102	259,174	256,397
Loans:
Commercial	7,273,217	7,052,544	6,421,602
Commercial real estate	2,165,526	2,126,214	2,272,833
Residential mortgage	2,018,980	2,005,097	1,949,901
Consumer	374,644	392,576	480,233
Total loans	11,832,367	11,576,431	11,124,569
Less allowance for loan losses	(233,756)	(231,669)	(271,456)
Loans, net of allowance	11,598,611	11,344,762	10,853,113
Premises and equipment, net	259,195	261,508	264,325
Receivables	116,243	121,944	111,427
Goodwill	358,962	335,601	335,601
Intangible assets, net	33,196	9,098	11,115
Mortgage servicing rights, net	89,653	91,783	87,948
Real estate and other repossessed assets	104,128	105,708	127,943
Bankers' acceptances	1,605	2,873	211
Derivative contracts	435,653	366,204	370,616
Cash surrender value of bank-owned life insurance	271,830	269,093	260,506
Receivable on unsettled securities sales	32,480	32,876	172,641
Other assets	400,812	453,771	387,408
TOTAL ASSETS	$27,117,641	$25,576,046	$25,066,265

LIABILITIES AND EQUITY
Deposits:
Demand	$6,848,401	$6,440,375	$5,414,284
Interest-bearing transaction	9,002,567	8,551,874	9,252,837
Savings	269,573	261,998	217,431
Time	3,022,326	3,107,950	3,554,470
Total deposits	19,142,867	18,362,197	18,439,022
Funds purchased	1,680,626	1,453,750	1,318,668
Repurchase agreements	1,109,696	1,136,948	1,206,793
Other borrowings	639,254	58,056	80,276
Subordinated debentures	347,592	353,378	398,834
Accrued interest, taxes, and expense	182,410	140,434	155,188
Bankers' acceptances	1,605	2,873	211
Due on unsettled securities purchases	556,998	603,800	218,097
Derivative contracts	254,422	370,053	341,822
Other liabilities	189,696	171,836	139,804
TOTAL LIABILITIES	24,105,166	22,653,325	22,298,715
Shareholders' equity:
Capital, surplus and retained earnings	2,813,264	2,746,744	2,569,021
Accumulated other comprehensive income	162,393	139,190	163,571
TOTAL SHAREHOLDERS' EQUITY	2,975,657	2,885,934	2,732,592
Non-controlling interest	36,818	36,787	34,958
TOTAL EQUITY	3,012,475	2,922,721	2,767,550
TOTAL LIABILITIES AND EQUITY	$27,117,641	$25,576,046	$25,066,265

AVERAGE BALANCE SHEETS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands)

	Three Months Ended
	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
ASSETS
Funds sold and resell agreements	$17,837	$19,187	$11,385	$12,035	$12,344
Trading securities	132,213	143,770	95,293	97,972	88,576
Investment securities	408,646	416,284	430,890	443,326	329,627
Available for sale securities	11,058,055	10,091,279	9,947,227	9,914,523	9,656,592
Fair value option securities	336,160	335,965	555,233	660,025	594,629
Residential mortgage loans held for sale	264,024	191,311	182,372	201,242	156,621
Loans:
Commercial	7,216,232	7,075,871	6,882,277	6,502,981	6,329,136
Commercial real estate	2,148,559	2,133,247	2,198,832	2,256,153	2,208,757
Residential mortgage	2,003,162	2,011,729	1,944,462	1,949,929	1,868,627
Consumer	371,709	393,875	411,240	443,252	466,285
Total loans	11,739,662	11,614,722	11,436,811	11,152,315	10,872,805
Less allowance for loan losses	(231,177)	(242,605)	(252,538)	(266,473)	(285,570)
Total loans, net	11,508,485	11,372,117	11,184,273	10,885,842	10,587,235
Total earning assets	23,725,420	22,569,913	22,406,673	22,214,965	21,425,624
Cash and due from banks	746,364	748,811	908,628	1,234,312	1,045,450
Cash surrender value of bank-owned life insurance	270,084	267,246	264,354	261,496	260,505
Derivative contracts	291,965	371,690	311,178	247,411	228,466
Other assets	1,554,339	1,580,857	1,625,750	1,679,256	1,661,693
TOTAL ASSETS	$26,588,172	$25,538,517	$25,516,583	$25,637,440	$24,621,738

LIABILITIES AND EQUITY
Deposits:
Demand	$6,718,572	$6,278,342	$5,847,682	$5,588,596	$5,086,538
Interest-bearing transaction	8,719,648	8,779,659	9,319,978	9,276,608	9,310,046
Savings	267,498	259,386	241,442	220,236	214,979
Time	3,068,870	3,132,220	3,246,362	3,485,059	3,617,731
Total deposits	18,774,588	18,449,607	18,655,464	18,570,499	18,229,294
Funds purchased	1,678,006	1,740,354	1,337,614	1,197,154	994,099
Repurchase agreements	1,112,847	1,095,298	1,183,778	1,189,861	1,128,275
Other borrowings	97,003	86,667	72,911	88,489	128,288
Subordinated debentures	352,432	357,609	397,440	398,858	398,812
Derivative contracts	247,148	302,329	207,864	180,623	187,515
Other liabilities	1,379,495	637,920	826,279	1,241,469	817,049
TOTAL LIABILITIES	23,641,519	22,669,784	22,681,350	22,866,953	21,883,332
Total equity	2,946,653	2,868,733	2,835,233	2,770,487	2,738,406
TOTAL LIABILITIES AND EQUITY	$26,588,172	$25,538,517	$25,516,583	$25,637,440	$24,621,738

STATEMENTS OF EARNINGS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011

Interest revenue	$196,071	$205,749	$597,334	$613,555
Interest expense	20,044	30,365	66,377	93,531
Net interest revenue	176,027	175,384	530,957	520,024
Provision for credit losses	—	—	(8,000)	8,950
Net interest revenue after provision for credit losses	176,027	175,384	538,957	511,074
Other operating revenue:
Brokerage and trading revenue	31,261	29,451	94,972	78,552
Transaction card revenue	27,788	31,328	79,976	90,797
Trust fees and commissions	19,654	17,853	58,023	55,425
Deposit service charges and fees	25,148	24,614	74,743	70,951
Mortgage banking revenue	50,266	29,493	122,892	66,205
Bank-owned life insurance	2,707	2,761	8,416	8,496
Other revenue	9,476	10,535	26,062	26,709
Total fees and commissions	166,300	146,035	465,084	397,135
Gain (loss) on other assets, net	125	351	(341)	2,474
Gain on derivatives, net	464	4,048	336	2,860
Gain on fair value option securities, net	6,192	17,788	11,311	24,191
Gain on available for sale securities, net	7,967	16,694	32,779	27,064
Total other-than-temporary impairment losses	—	(9,467)	(640)	(9,541)
Portion of loss recognized in (reclassified from) other comprehensive income	(1,104)	(1,833)	(5,044)	(11,182)
Net impairment losses recognized in earnings	(1,104)	(11,300)	(5,684)	(20,723)
Total other operating revenue	179,944	173,616	503,485	433,001
Other operating expense:
Personnel	122,775	103,260	359,841	308,857
Business promotion	6,054	5,280	17,188	14,681
Contribution to BOKF Charitable Foundation	—	4,000	—	4,000
Professional fees and services	7,991	7,418	23,933	21,134
Net occupancy and equipment	16,914	16,627	49,843	47,785
Insurance	3,690	2,206	11,567	13,163
Data processing and communications	26,486	24,446	73,894	71,377
Printing, postage and supplies	3,611	3,780	10,825	10,448
Net losses and operating expenses of repossessed assets	5,706	5,939	13,863	17,813
Amortization of intangible assets	742	896	1,862	2,688
Mortgage banking costs	11,566	9,349	30,312	24,788
Change in fair value of mortgage servicing rights	9,576	24,822	13,899	35,186
Other expense	7,229	12,512	20,460	29,120
Total other operating expense	222,340	220,535	627,487	601,040

Net income before taxes	133,631	128,465	414,955	343,035
Federal and state income taxes	45,778	43,006	144,447	121,115

Net income	87,853	85,459	270,508	221,920
Net income attributable to non-controlling interest	471	358	1,882	3,038
Net income attributable to BOK Financial Corporation shareholders	$87,382	$85,101	$268,626	$218,882

Average shares outstanding:
Basic	67,966,700	67,827,591	67,704,343	67,875,875
Diluted	68,334,989	68,037,419	67,981,558	68,127,754

Net income per share:
Basic	$1.28	$1.24	$3.94	$3.20
Diluted	$1.27	$1.24	$3.92	$3.19

FINANCIAL HIGHLIGHTS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands, except ratio and share data)

	Three Months Ended
	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Capital:
Period-end shareholders' equity	$2,975,657	$2,885,934	$2,834,419	$2,750,468	$2,732,592
Risk weighted assets	$18,448,854	$17,758,118	$17,993,379	$17,291,105	$17,106,533
Risk-based capital ratios:
Tier 1	13.21%	13.62%	13.03%	13.27%	13.14%
Total capital	15.71%	16.19%	16.16%	16.49%	16.54%
Leverage ratio	9.34%	9.64%	9.35%	9.15%	9.37%
Tangible common equity ratio[1]	9.67%	10.07%	9.75%	9.56%	9.65%
Tier 1 common equity ratio[2]	13.01%	13.41%	12.83%	13.06%	12.93%

Common stock:
Book value per share	$43.62	$42.35	$41.61	$40.36	$40.18
Market value per share:
High	$59.47	$58.12	$59.02	$55.90	$55.81
Low	$55.63	$53.34	$52.56	$45.68	$44.00
Cash dividends paid	$25,912	$25,904	$22,571	$22,451	$18,836
Dividend payout ratio	29.65%	26.53%	26.99%	33.51%	22.13%
Shares outstanding, net	68,215,354	68,144,159	68,116,893	68,153,044	68,006,390
Stock buy-back program:
Shares repurchased	—	39,496	345,300	69,581	492,444
Amount	$—	$2,125	$18,432	$3,579	$22,866
Average price per share	$—	$53.81	$53.38	$51.44	$46.43

Performance ratios (quarter annualized):
Return on average assets	1.31%	1.54%	1.32%	1.04%	1.37%
Return on average equity	11.80%	13.69%	11.86%	9.59%	12.33%
Net interest margin	3.12%	3.30%	3.19%	3.20%	3.34%
Efficiency ratio	61.12%	62.45%	59.77%	69.73%	60.13%

Reconciliation of non-GAAP measures:
[1] Tangible common equity ratio:
Total shareholders' equity	$2,975,657	$2,885,934	$2,834,419	$2,750,468	$2,732,592
Less: Goodwill and intangible assets, net	(392,158)	(344,699)	(345,246)	(345,820)	(346,716)
Tangible common equity	$2,583,499	$2,541,235	$2,489,173	$2,404,648	$2,385,876

Total assets	$27,117,641	$25,576,046	$25,884,173	$25,493,946	$25,066,265
Less: Goodwill and intangible assets, net	(392,158)	(344,699)	(345,246)	(345,820)	(346,716)
Tangible assets	$26,725,483	$25,231,347	$25,538,927	$25,148,126	$24,719,549

Tangible common equity ratio	9.67%	10.07%	9.75%	9.56%	9.65%

[2] Tier 1 common equity ratio:
Tier 1 capital	$2,436,791	$2,418,985	$2,344,779	$2,295,061	$2,247,576
Less: Non-controlling interest	(36,818)	(36,787)	(35,982)	(36,184)	(34,958)
Tier 1 common equity	$2,399,973	$2,382,198	$2,308,797	$2,258,877	$2,212,618

Risk weighted assets	$18,448,854	$17,758,118	$17,993,379	$17,291,105	$17,106,533

Tier 1 common equity ratio	13.01%	13.41%	12.83%	13.06%	12.93%

FINANCIAL HIGHLIGHTS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands, except ratio and share data)

	Three Months Ended
	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Other data:
Trust assets	$37,721,780	$35,748,719	$35,650,798	$34,398,796	$31,750,636
Mortgage servicing portfolio	$11,756,350	$11,564,643	$11,378,806	$11,300,986	$11,249,503
Mortgage loans funded for sale	$1,046,608	$841,959	$746,241	$753,215	$637,127
Mortgage loan refinances to total fundings	61%	51%	67%	66%	54%
Tax equivalent adjustment	$2,509	$2,252	$2,094	$2,274	$2,233
Net unrealized gain on available for sale securities	$281,455	$242,253	$201,340	$222,160	$278,616

Gain (loss) on mortgage servicing rights, net of economic hedge:
Gain (loss) on mortgage hedge derivative contracts	$645	$2,623	$(2,445)	$121	$4,048
Gain (loss) on mortgage trading securities	5,455	6,908	(2,393)	222	17,788
Gain (loss) on economic hedge of mortgage servicing rights	6,100	9,531	(4,838)	343	21,836
Gain (loss) on changes in fair value of mortgage servicing rights	(9,576)	(11,450)	7,127	(5,261)	(24,822)
Gain (loss) on changes in fair value of mortgage servicing rights, net of economic hedges	$(3,476)	$(1,919)	$2,289	$(4,918)	$(2,986)

Net interest revenue on mortgage trading securities	$1,750	$2,148	$3,165	$4,436	$5,036

QUARTERLY EARNINGS TREND -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands, except ratio and per share data)

	Three Months Ended
	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Interest revenue	$196,071	$203,055	$198,208	$198,040	$205,749
Interest expense	20,044	21,694	24,639	26,570	30,365
Net interest revenue	176,027	181,361	173,569	171,470	175,384
Provision for credit losses	—	(8,000)	—	(15,000)	—
Net interest revenue after provision for credit losses	176,027	189,361	173,569	186,470	175,384
Other operating revenue:
Brokerage and trading revenue	31,261	32,600	31,111	25,629	29,451
Transaction card revenue	27,788	26,758	25,430	25,960	31,328
Trust fees and commissions	19,654	19,931	18,438	17,865	17,853
Deposit service charges and fees	25,148	25,216	24,379	24,921	24,614
Mortgage banking revenue	50,266	39,548	33,078	25,438	29,493
Bank-owned life insurance	2,707	2,838	2,871	2,784	2,761
Other revenue	9,476	7,559	9,027	9,189	10,535
Total fees and commissions	166,300	154,450	144,334	131,786	146,035
Gain (loss) on other assets, net	125	2,990	(3,456)	1,682	351
Gain (loss) on derivatives, net	464	2,345	(2,473)	(174)	4,048
Gain (loss) on fair value option securities, net	6,192	6,852	(1,733)	222	17,788
Gain on available for sale securities, net	7,967	20,481	4,331	7,080	16,694
Total other-than-temporary impairment losses	—	(135)	(505)	(1,037)	(9,467)
Portion of loss recognized in (reclassified from) other comprehensive income	(1,104)	(723)	(3,217)	(1,747)	(1,833)
Net impairment losses recognized in earnings	(1,104)	(858)	(3,722)	(2,784)	(11,300)
Total other operating revenue	179,944	186,260	137,281	137,812	173,616
Other operating expense:
Personnel	122,775	122,297	114,769	121,129	103,260
Business promotion	6,054	6,746	4,388	5,868	5,280
Contribution to BOKF Charitable Foundation	—	—	—	—	4,000
Professional fees and services	7,991	8,343	7,599	7,664	7,418
Net occupancy and equipment	16,914	16,906	16,023	16,826	16,627
Insurance	3,690	4,011	3,866	3,636	2,206
Data processing and communications	26,486	25,264	22,144	26,599	24,446
Printing, postage and supplies	3,611	3,903	3,311	3,637	3,780
Net losses and operating expenses of repossessed assets	5,706	5,912	2,245	6,180	5,939
Amortization of intangible assets	742	545	575	895	896
Mortgage banking costs	11,566	11,173	7,573	10,154	9,349
Change in fair value of mortgage servicing rights	9,576	11,450	(7,127)	5,261	24,822
Other expense	7,229	6,461	6,770	11,133	12,512
Total other operating expense	222,340	223,011	182,136	218,982	220,535
Net income before taxes	133,631	152,610	128,714	105,300	128,465
Federal and state income taxes	45,778	53,149	45,520	37,396	43,006
Net income	87,853	99,461	83,194	67,904	85,459
Net income (loss) attributable to non-controlling interest	471	1,833	(422)	911	358
Net income attributable to BOK Financial Corporation shareholders	$87,382	$97,628	$83,616	$66,993	$85,101

Average shares outstanding:
Basic	67,966,700	67,472,665	67,665,300	67,526,009	67,827,591
Diluted	68,334,989	67,744,828	67,941,895	67,774,721	68,037,419
Net income per share:
Basic	$1.28	$1.43	$1.22	$0.98	$1.24
Diluted	$1.27	$1.43	$1.22	$0.98	$1.24

LOANS BY PRINCIPAL MARKET AREA -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands)

	Three Months Ended
	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011

Bank of Oklahoma:
Commercial	$3,141,217	$3,098,651	$3,107,726	$2,826,649	$2,865,740
Commercial real estate	639,156	644,761	631,891	607,030	615,848
Residential mortgage	1,477,583	1,460,173	1,426,827	1,411,560	1,378,519
Consumer	200,217	205,436	215,693	235,909	250,048
Total Bank of Oklahoma	5,458,173	5,409,021	5,382,137	5,081,148	5,110,155

Bank of Texas:
Commercial	2,529,473	2,414,824	2,354,593	2,249,888	2,116,377
Commercial real estate	712,895	678,745	802,979	830,642	759,574
Residential mortgage	266,791	268,639	262,556	268,053	276,721
Consumer	108,854	115,602	124,692	126,570	133,454
Total Bank of Texas	3,618,013	3,477,810	3,544,820	3,475,153	3,286,126

Bank of Albuquerque:
Commercial	267,469	262,144	273,284	258,668	279,319
Commercial real estate	294,731	285,871	282,834	303,500	302,980
Residential mortgage	117,783	113,987	106,754	104,695	99,191
Consumer	15,883	15,828	18,378	19,369	19,393
Total Bank of Albuquerque	695,866	677,830	681,250	686,232	700,883

Bank of Arkansas:
Commercial	48,097	49,305	64,595	76,199	80,304
Commercial real estate	119,305	119,895	139,670	136,170	134,028
Residential mortgage	12,408	12,513	14,557	15,772	15,793
Consumer	19,720	24,270	28,783	35,911	44,445
Total Bank of Arkansas	199,530	205,983	247,605	264,052	274,570

Colorado State Bank & Trust:
Commercial	616,321	610,384	541,280	544,020	495,429
Commercial real estate	145,077	149,541	144,757	156,013	189,948
Residential mortgage	57,637	60,893	61,329	64,627	66,491
Consumer	19,028	20,612	19,790	21,598	22,183
Total Colorado State Bank & Trust	838,063	841,430	767,156	786,258	774,051

Bank of Arizona:
Commercial	300,557	278,119	269,099	271,914	269,381
Commercial real estate	186,553	181,513	180,830	198,160	227,085
Residential mortgage	65,234	67,822	76,699	89,315	92,293
Consumer	6,150	6,227	5,381	5,633	6,670
Total Bank of Arizona	558,494	533,681	532,009	565,022	595,429

Bank of Kansas City:
Commercial	370,083	339,117	348,515	327,732	315,052
Commercial real estate	67,809	65,888	50,722	59,788	43,370
Residential mortgage	21,544	21,070	19,650	20,505	20,893
Consumer	4,792	4,601	3,580	3,853	4,040
Total Bank of Kansas City	464,228	430,676	422,467	411,878	383,355

TOTAL BOK FINANCIAL	$11,832,367	$11,576,431	$11,577,444	$11,269,743	$11,124,569

Loans attributed to a geographical region may not always represent the location of the borrower or the collateral. The previous periods have been reclassified to conform to the current period loan classification and market attribution.

DEPOSITS BY PRINCIPAL MARKET AREA -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands)

	Three Months Ended
	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Bank of Oklahoma:
Demand	$3,734,900	$3,499,834	$3,445,424	$3,223,201	$2,953,410
Interest-bearing:
Transaction	5,496,724	5,412,002	5,889,625	6,050,986	6,038,770
Savings	155,277	150,353	148,556	126,763	122,829
Time	1,274,336	1,354,148	1,370,868	1,450,571	1,489,486
Total interest-bearing	6,926,337	6,916,503	7,409,049	7,628,320	7,651,085
Total Bank of Oklahoma	10,661,237	10,416,337	10,854,473	10,851,521	10,604,495
Bank of Texas:
Demand	1,983,678	1,966,465	1,876,133	1,808,491	1,710,315
Interest-bearing:
Transaction	1,782,296	1,813,209	1,734,655	1,940,819	1,820,116
Savings	52,561	51,114	50,331	45,872	42,272
Time	789,725	772,809	789,860	867,664	938,200
Total interest-bearing	2,624,582	2,637,132	2,574,846	2,854,355	2,800,588
Total Bank of Texas	4,608,260	4,603,597	4,450,979	4,662,846	4,510,903
Bank of Albuquerque:
Demand	416,796	357,367	333,707	319,269	325,612
Interest-bearing:
Transaction	526,029	506,165	503,015	491,068	480,816
Savings	31,940	31,215	32,688	27,487	26,127
Time	375,611	383,350	392,234	410,722	431,436
Total interest-bearing	933,580	920,730	927,937	929,277	938,379
Total Bank of Albuquerque	1,350,376	1,278,097	1,261,644	1,248,546	1,263,991
Bank of Arkansas:
Demand	29,254	16,921	22,843	18,513	21,809
Interest-bearing:
Transaction	168,827	172,829	151,708	131,181	181,486
Savings	2,246	2,220	2,358	1,727	1,735
Time	45,719	48,517	54,157	61,329	74,163
Total interest-bearing	216,792	223,566	208,223	194,237	257,384
Total Bank of Arkansas	246,046	240,487	231,066	212,750	279,193
Colorado State Bank & Trust:
Demand	330,641	301,646	311,057	272,565	217,394
Interest-bearing:
Transaction	627,015	465,276	476,718	511,993	520,743
Savings	24,689	24,202	23,409	22,771	22,599
Time	476,564	491,280	498,124	523,969	547,481
Total interest-bearing	1,128,268	980,758	998,251	1,058,733	1,090,823
Total Colorado State Bank & Trust	1,458,909	1,282,404	1,309,308	1,331,298	1,308,217
Bank of Arizona:
Demand	151,738	137,313	131,539	106,741	138,971
Interest-bearing:
Transaction	298,048	113,310	95,010	104,961	101,933
Savings	2,201	2,313	1,772	1,192	1,366
Time	33,169	31,539	34,199	37,641	40,007
Total interest-bearing	333,418	147,162	130,981	143,794	143,306
Total Bank of Arizona	485,156	284,475	262,520	250,535	282,277
Bank of Kansas City:
Demand	201,393	160,829	68,469	51,004	46,773
Interest-bearing:
Transaction	103,628	69,083	57,666	123,449	108,973
Savings	660	581	505	545	503
Time	27,202	26,307	26,657	30,086	33,697
Total interest-bearing	131,490	95,971	84,828	154,080	143,173
Total Bank of Kansas City	332,883	256,800	153,297	205,084	189,946

TOTAL BOK FINANCIAL	$19,142,867	$18,362,197	$18,523,287	$18,762,580	$18,439,022

NET INTEREST MARGIN TREND -- UNAUDITED BOK FINANCIAL CORPORATION

	Three Months Ended
	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011

TAX-EQUIVALENT ASSETS YIELDS
Funds sold and resell agreements	0.07%	0.08%	0.07%	0.10%	0.16%
Trading securities	2.12%	1.53%	1.88%	2.79%	2.85%
Investment securities:
Taxable[1]	5.83%	5.93%	5.89%	5.91%	5.63%
Tax-exempt[1]	4.12%	4.90%	4.87%	4.81%	4.94%
Total investment securities[1]	5.33%	5.63%	5.59%	5.59%	5.35%
Available for sale securities:
Taxable[1]	2.36%	2.52%	2.48%	2.36%	2.82%
Tax-exempt[1]	4.70%	4.69%	5.17%	5.14%	4.92%
Total available for sale securities[1]	2.38%	2.54%	2.50%	2.38%	2.83%
Fair value option securities	2.27%	2.62%	2.79%	2.98%	3.66%
Residential mortgage loans held for sale	3.48%	3.75%	3.90%	4.01%	4.09%
Loans	4.33%	4.58%	4.50%	4.65%	4.71%
Less allowance for loan losses	—%	—%	—%	—%	—%
Loans, net of allowance	4.42%	4.68%	4.61%	4.76%	4.84%
Total tax-equivalent yield on earning assets[1]	3.47%	3.69%	3.64%	3.69%	3.91%

COST OF INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Interest-bearing transaction	0.16%	0.16%	0.17%	0.18%	0.23%
Savings	0.19%	0.23%	0.24%	0.26%	0.34%
Time	1.61%	1.63%	1.68%	1.70%	1.84%
Total interest-bearing deposits	0.53%	0.54%	0.55%	0.59%	0.68%
Funds purchased	0.15%	0.16%	0.09%	0.06%	0.05%
Repurchase agreements	0.10%	0.10%	0.09%	0.13%	0.17%
Other borrowings	3.03%	3.96%	5.58%	4.75%	5.26%
Subordinated debt	2.79%	3.95%	5.62%	5.61%	5.60%
Total cost of interest-bearing liabilities	0.52%	0.56%	0.63%	0.66%	0.76%
Tax-equivalent net interest revenue spread	2.95%	3.13%	3.01%	3.03%	3.15%
Effect of noninterest-bearing funding sources and other	0.17%	0.17%	0.18%	0.17%	0.19%
Tax-equivalent net interest margin[1]	3.12%	3.30%	3.19%	3.20%	3.34%

[1]	Yield calculations exclude security trades that have been recorded on trade date with no corresponding interest income.

CREDIT QUALITY INDICATORS BOK FINANCIAL CORPORATION (in thousands, except ratios)

	Quarter Ended
	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Nonperforming assets:
Nonaccruing loans:
Commercial	$21,762	$34,529	$61,750	$68,811	$83,736
Commercial real estate	75,761	80,214	86,475	99,193	110,048
Residential mortgage	29,267	22,727	27,462	29,767	31,731
Consumer	5,109	7,012	7,672	3,515	3,960
Total nonaccruing loans	131,899	144,482	183,359	201,286	229,475
Renegotiated loans[1]	27,992	28,415	36,764	32,893	30,477
Real estate and other repossessed assets	104,128	105,708	115,790	122,753	127,943
Total nonperforming assets	$264,019	$278,605	$335,913	$356,932	$387,895

Nonaccruing loans by principal market:
Oklahoma	$41,599	$49,931	$64,097	$65,261	$73,794
Texas	28,046	24,553	29,745	28,083	29,783
New Mexico	13,233	13,535	15,029	15,297	17,242
Arkansas	5,958	6,865	18,066	23,450	26,831
Colorado	22,878	28,239	28,990	33,522	36,854
Arizona	20,145	21,326	27,397	35,673	44,929
Kansas / Missouri	40	33	35	—	42
Total nonaccruing loans	$131,899	$144,482	$183,359	$201,286	$229,475

Nonaccruing loans by loan portfolio sector:
Commercial:
Energy	$3,063	$3,087	$336	$336	$3,900
Manufacturing	2,283	12,230	23,402	23,051	27,691
Wholesale / retail	2,007	4,175	15,388	21,180	27,088
Integrated food services	—	—	—	—	—
Services	10,099	10,123	12,890	16,968	18,181
Healthcare	3,305	3,310	7,946	5,486	5,715
Other commercial and industrial	1,005	1,604	1,788	1,790	1,161
Total commercial	21,762	34,529	61,750	68,811	83,736
Commercial real estate:
Construction and land development	38,143	46,050	52,416	61,874	72,207
Retail	6,692	7,908	6,193	6,863	6,492
Office	9,833	10,589	10,733	11,457	11,967
Multifamily	3,145	3,219	3,414	3,513	4,036
Industrial	4,064	—	—	—	—
Other commercial real estate	13,884	12,448	13,719	15,486	15,346
Total commercial real estate	75,761	80,214	86,475	99,193	110,048
Residential mortgage:
Permanent mortgage	23,717	18,136	22,822	25,366	27,486
Home equity	5,550	4,591	4,640	4,401	4,245
Total residential mortgage	29,267	22,727	27,462	29,767	31,731
Consumer	5,109	7,012	7,672	3,515	3,960
Total nonaccruing loans	$131,899	$144,482	$183,359	$201,286	$229,475

CREDIT QUALITY INDICATORS BOK FINANCIAL CORPORATION (in thousands, except ratios)

	Quarter Ended
	September 30, 2012		June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Performing loans 90 days past due[2]	$1,181		$691	$6,140	$2,496	$1,401

Gross charge-offs	$8,921		$11,543	$13,674	$14,771	$14,023
Recoveries	3,204	[3]	6,702	5,189	5,311	3,869
Net charge-offs	$5,717		$4,841	$8,485	$9,460	$10,154

Provision for (reduction of) allowances for credit losses	$—		$(8,000)	$—	$(15,000)	$—

Allowance for loan losses to period end loans	1.98%		2.00%	2.11%	2.25%	2.44%
Combined allowance for credit losses to period end loans	1.99%		2.09%	2.20%	2.33%	2.58%
Nonperforming assets to period end loans and repossessed assets	2.21%		2.38%	2.87%	3.13%	3.45%
Net charge-offs (annualized) to average loans	0.19%	[3]	0.17%	0.30%	0.34%	0.37%
Allowance for loan losses to nonaccruing loans	177.22%		160.34%	133.19%	125.93%	118.29%
Combined allowance for credit losses to nonaccruing loans	178.70%		167.09%	138.67%	130.53%	125.16%

[1] Includes residential mortgage loans guaranteed by agencies of the U.S. government. These loans have been modified to extend payment terms and/or reduce interest rates to current market.	$24,590		$24,760	$32,770	$28,974	$26,670

[2] Excludes residential mortgage loans guaranteed agencies of the U.S. government.

[3]  Includes $7.1 million of negative recovery related to a refund of a settlement agreement between BOK Financial and the City of Tulsa invalidated by the Oklahoma Supreme Court. Excluding this refund, BOK Financial had net charge-offs (recoveries) to average loans of (0.05%) on an annualized basis.